                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 3, 2016	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2016 First Quarter Results and Updates Financial Outlook for Fiscal 2016

•	Reported net sales grew 1.1% and organic net sales were up 9.5%

•	Diluted EPS was $1.05, up 6.1%, and Adjusted Diluted EPS was $1.16, up 1.8%

•	Outlook for Adjusted EPS and Adjusted EBITDA moved to upper end of previously provided range of $1.90 to $2.10 and $275 million to $295 million, respectively

•	Full year free cash flow is now expected to exceed $150 million

St. Louis —February 3, 2016—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2015. For the first fiscal quarter, net earnings were $65.5 million, or $1.05 per diluted share, compared to net earnings of $61.7 million, or $0.99 per diluted share, in the prior year first quarter. Adjusted net earnings in the first quarter were $72.3 million, or $1.16 per diluted share, compared to adjusted net earnings of $71.2 million, or $1.14 per diluted share.

“Fiscal 2016 is off to a strong start,” said Alan Hoskins, Chief Executive Officer.  “We continue to see positive signs that the strategies and objectives put in place since our spin are paying off.   We increased distribution and implemented price increases in several markets while continuing to closely manage costs.   In addition, the battery category continues to show signs of stabilization and a favorable mix shift to premium, performance and specialty products.  Looking forward, we remain focused on executing our strategies and delivering top-tier cash flow performance.”

Mr. Hoskins continued, “Given the strong start to Fiscal 2016, we now expect to be at the upper end of the previously provided ranges for both Adjusted EPS of $1.90 to $2.10 and Adjusted EBITDA of $275 million to $295 million and have raised our guidance on free cash flow now to exceed $150 million.”

First Fiscal Quarter Highlights (Unaudited)
The following is a summary of key first fiscal quarter results. All comparisons are with the first quarter of fiscal 2015 unless otherwise stated.

Net sales were $506.8 million, an increase of 1.1%: (a)

◦
Organic net sales increased 9.5% reflecting positive volume contributions, improved pricing and favorable product mix. In the quarter, Energizer experienced organic net sales growth in all geographic segments.

◦	The following items were offsetting amounts to the organic net sales increase:

▪	Unfavorable currency impacts were $33.2 million, or 6.7%;

▪	International go-to-market changes, including the exit from certain markets and shift to distributors, resulted in a decline of $5.6 million, or 1.1%; and

▪	Change in Venezuela results, due to the deconsolidation, resulted in a decline of $3.1 million, or 0.6%.

•
Gross Margin percentage was 45.3%, down 130 basis points driven primarily by unfavorable currency. Excluding the impact of currencies, change in Venezuela results and international go-to-market changes, gross margin percentage improved 190 basis points driven by lower commodity costs and favorable product mix. (a)

•
A&P spending was 5.9% of sales, a decrease of 100 basis points, or $4.3 million, due to higher prior year spending related to the EcoAdvanced launch and the timing of current year promotional activity.

•
SG&A, excluding spin and restructuring costs, was 15.3% of net sales compared to 17.6% in the prior year. The improved percentage comparison versus the prior year quarter reflects the improved top-line performance, benefits of cost control efforts and timing of current year spending. (a)

•	Restructuring related charges were $3.3 million in the first fiscal quarter. (a)

•	Spin-off and spin restructuring related charges were $6.9 million in the first fiscal quarter. (a)

•
Pretax income of $94.5 million was positively impacted by top-line growth, gross margin rate improvement and lower overhead costs which was partially offset by unfavorable foreign currency of approximately $29 million, net of hedge impact.

•	Net earnings per diluted share were $1.05.

•	Adjusted net earnings per diluted share were $1.16, which included a $0.33 negative impact from unfavorable currencies. (a)

•	Adjusted EBITDA was $130 million. (a)

•	Free Cash Flow was $88.3, or 17.4% of net sales. (a)

•	Dividend payments in the quarter were approximately $15.4 million, or $0.25 per share.

•	Repurchased 600,000 shares of common stock.

(a) See Press Release attachments and investor website (www.energizerholdings.com) for GAAP to Non-GAAP reconciliations.

Results for the first quarter of fiscal 2015 are based on carve out financial data. Net sales, Gross profit, Advertising & promotion (A&P) and Research & development (R&D) spending are directly attributable to our business. However, certain Selling, general, and administrative expense (SG&A), Interest expense, Other financing items and Spin-off and Restructuring related charges are allocated from our former parent company, Edgewell, and not necessarily representative of Energizer's stand-alone results or expected future results as an independent company.

Total Net Sales (In millions - Unaudited)
For the Quarter Ended December 31, 2015
	Q1	% Chg
Net Sales - FY'15	$501.3
Organic	$47.4	9.5%
International Go-to-Market	$(5.6)	(1.1)%
Change in Venezuela results	$(3.1)	(0.6)%
Impact of currency	$(33.2)	(6.7)%
Net sales - FY'16	$506.8	1.1%
**Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total net sales increased 1.1% as positive volume contributions, improved pricing and favorable product mix were partially offset by the unfavorable impact of foreign currency, the deconsolidation of Venezuela, and the impact of go-to-market changes, including the exit and shift to distributors in certain markets.

Organic net sales increased 9.5% due primarily to a favorable year over year comparison due to a shift in timing of holiday shipments, earlier than expected replenishment orders and incremental storm volume.  Also contributing to the organic sales increase was incremental innovation volume due to EcoAdvanced, increased distribution and pricing gains and a positive mix shift to the premium, performance and specialty categories.  In the quarter, Energizer experienced organic net sales growth in all geographic segments.

Total Segment Profit (In millions - Unaudited)
For the Quarter Ended December 31, 2015
	Q1	% Chg
Segment Profit - FY'15	$133.0
Organic	$31.1	23.4%
International Go-to-market	$1.6	1.2%
Change in Venezuela results	$(0.5)	(0.4)%
Impact of currency	$(24.0)	(18.0)%
Segment Profit - FY'16	$141.2	6.2%
**Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total Segment Profit in the first fiscal quarter grew 6.2% or $8.2 million. Excluding the unfavorable movement in foreign currency of $24.0 million, the $0.5 million change in Venezuela results (due to the Company's previously announced deconsolidation) and the favorable $1.6 million net impact of go-to-market changes resulting from overhead reductions, organic segment profit increased 23.4% in the current fiscal quarter. This increase was driven by top-line growth explained above, or improved organic margin rate and lower overhead costs, which benefited from cost control efforts and timing of current year spending. In the quarter, Energizer experienced organic profit growth in all geographic segments.

Financial Outlook Projection for Fiscal Year 2016
Given the strong performance in the current quarter, the company now expects to be at the upper end of the previously provided Adjusted EPS range of $1.90 to $2.10. The Company is also providing the following assumptions related to the full year financial outlook for fiscal year 2016:

•	Net Sales are now expected to be down low to mid-single digits:

◦	Organic net sales are now expected to be flat to up low-single digits;

◦	The negative impact of foreign currency movement is creating additional headwinds and are now expected to reduce net sales by $65 to $75 million;

◦	International go-to-market changes are expected to reduce net sales in the low single digits, consistent with the prior outlook; and

◦	Change in Venezuela results, due to the previously announced deconsolidation, will reduce net sales by $8.5 million, or 0.5%, consistent with the prior outlook.

•
Gross Margin rates are now expected to decline up to 250 basis points driven in part by unfavorable currency impacts, international go-to-market changes and the impact from the Venezuela deconsolidation. The updated outlook is favorable compared to our previous estimates.

•	SG&A as a percent of net sales, excluding spin related and restructuring costs, is expected to be in the low 20’s, consistent with the prior outlook.

•	Pre-tax income is now expected to be negatively impacted due to the movement in foreign currencies by $55 to $65 million.

•	Income Tax Rate is expected to be in the range of 30 to 31 percent, consistent with the prior outlook.

•
Adjusted EBITDA is now expected to be at the upper end of the previously provided range of $275 to $295 million, reflecting the improved performance in the current quarter offset by additional headwinds from foreign currencies.

•	Free Cash Flow is now expected to exceed $150 million.

•	Spin and restructuring costs are expected to be approximately $15 million in fiscal year 2016.

All comparisons above are with the fiscal year ended September 30, 2015 (which was on a carve out basis through the first three quarters), unless otherwise stated.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and the updated financial outlook for fiscal 2016. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:

http://investors.energizerholdings.com/Energizer-Holdings-Inc-First-Quarter-Fiscal-2016-Earnings-Call

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.

# # #

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of raw materials and other commodity costs;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	the impact of advertising and product liability claims and other litigation;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; and

•	the impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 20, 2015.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter ended December 31,
	2015	2014
Net sales	$506.8	$501.3
Cost of products sold (2)	277.0	267.5
Gross profit	229.8	233.8
Selling, general and administrative expense (2)	83.7	110.6
Advertising and sales promotion expense	30.1	34.4
Research and development expense	6.1	6.2
Spin restructuring	0.9	1.1
Restructuring	2.2	(9.6)
Interest expense	12.9	12.5
Other financing items, net	(0.6)	(2.8)
Earnings before income taxes	94.5	81.4
Income taxes	29.0	19.7
Net earnings	$65.5	$61.7

Earnings per share
Basic net earnings per share (1)	$1.06	$0.99
Diluted net earnings per share (1)	$1.05	$0.99

Weighted average shares of common stock - Basic (1)	62.0	62.2
Weighted average shares of common stock - Diluted (1)	62.3	62.2

(1) On July 1, 2015, Edgewell distributed 62.2 million shares of Energizer Holdings, Inc. common stock to Edgewell shareholders in connection with its spin-off of Energizer Holdings, Inc. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Energizer Holdings, Inc. shares outstanding immediately following this transaction.

(2) See the Supplemental Schedules - Statement of Earnings Reconciliation attached which break out the Restructuring and Spin costs included within these lines.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2015	September 30, 2015
Current assets
Cash and cash equivalents	$556.4	$502.1
Trade receivables, less allowance for doubtful accounts	181.2	155.5
Inventories	209.0	275.9
Other current assets	139.5	143.4
Total current assets	$1,086.1	$1,076.9
Property, plant and equipment, net	199.4	205.6
Goodwill	37.7	38.1
Other intangible assets	77.1	76.3
Deferred tax asset	160.3	163.1
Other assets	56.9	58.6
Total assets	$1,617.5	$1,618.6

Liabilities and Shareholders' Deficit
Current liabilities
Current maturities of long-term debt	$4.0	$3.0
Note payable	9.8	5.2
Accounts payable	155.7	167.0
Other current liabilities	$277.3	$291.2
Total current liabilities	446.8	466.4
Long-term debt	983.7	984.3
Other liabilities	219.5	228.0
Total liabilities	$1,650.0	$1,678.7
Shareholders' deficit
Common stock	0.6	0.6
Additional paid-in capital	183.2	181.7
Retained earnings	56.6	6.9
Treasury stock	(21.8)	—
Accumulated other comprehensive loss	$(251.1)	$(249.3)
Total shareholders' deficit	(32.5)	(60.1)
Total liabilities and shareholders' deficit	$1,617.5	$1,618.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Quarter ended December 31,
	2015	2014
Cash Flow from Operating Activities
Net earnings	$65.5	$61.7
Non-cash restructuring costs	3.1	—
Depreciation and amortization	7.8	10.7
Deferred income taxes	3.4	6.7
Share-based payments	4.6	3.2
Non-cash items included in income, net	(1.5)	(9.6)
Other, net	(4.7)	5.0
Changes in current assets and liabilities used in operations	13.4	(17.6)
Net cash from operating activities	91.6	60.1

Cash Flow from Investing Activities
Capital expenditures	(3.3)	(10.0)
Proceeds from sale of assets	—	1.5
Acquisitions, net of cash acquired	—	(11.1)
Net cash used by investing activities	(3.3)	(19.6)

Cash Flow from Financing Activities
Net increase in debt with original maturities of 90 days or less	5.4	—
Common stock purchased	(21.8)	—
Dividends paid	(15.4)	—
Excess tax benefits from share-based payments	0.8	—
Net transfers to Edgewell	—	(37.3)
Net cash used by financing activities	(31.0)	(37.3)

Effect of exchange rate changes on cash	(3.0)	(0.3)

Net increase in cash and cash equivalents	54.3	2.9
Cash and cash equivalents, beginning of period	502.1	89.6
Cash and cash equivalents, end of period	$556.4	$92.5

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter ended December 31, 2015

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our four geographic segments including allocations for shared IT and finance functions. General corporate and other expenses, Global marketing expenses, R&D expenses, interest expense and charges related to the spin-off, restructuring and integration have all been excluded from segment profit.

Adjusted Earnings Before Taxes, Adjusted Net Earnings and Adjusted EPS. These measures exclude the impact of the costs related to the spin-off, restructurings and integration.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of our go-to-market initiatives, the change in our Venezuela results from the deconsolidation of those operations, and the impact of currency from the changes in foreign currency exchange rates as defined below:

International Go-to-market initiatives. To compete more effectively as an independent company, we increased our use of exclusive and non-exclusive third-party distributors and wholesalers, and decreased or eliminated our business operations in certain countries, consistent with our international go-to-market strategy. In order to capture the impact of these international go-to-market changes and exits, we have separately identified the impact of these changes, which represents the year over year change in those markets since the date of exit. We expect to realize the majority of the impact from these changes by July 1, 2016.
Change in Venezuela Results. As previously announced, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results do not include the operating results of our Venezuelan operations. As a result of the deconsolidation, we have taken the year over year change in Venezuela results and separately identified the impact in our change in sales and segment profit for all periods presented.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross margin, adjusted A&P as a percent of sales, adjusted R&D as a percent of sales and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring and integration.

EBITDA and ADJUSTED EBITDA. EBITDA is defined as earnings/loss from continuing operations before income tax expense/benefit, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to the spin-off, restructurings, Venezuela deconsolidation and share-based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

Operations for Energizer are managed via four major geographic reportable segments: North America (the United States and Canada), Latin America, Europe, Middle East and Africa (“EMEA”), and Asia Pacific.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Shared functions include IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarters ended December 31, 2015 and 2014, respectively, are presented below.

	Quarter Ended December 31,
	2015	2014
Net Sales
North America	$279.2	$251.4
Latin America	34.5	38.3
EMEA	117.9	125.9
Asia Pacific	75.2	85.7
Total net sales	$506.8	$501.3

Segment Profit
North America	$90.8	$70.9
Latin America	7.9	4.7
EMEA	23.0	34.4
Asia Pacific	19.5	23.0
Total segment profit	$141.2	$133.0

General corporate and other expenses	$(15.9)	$(17.3)
Global marketing expense	(2.2)	(4.3)
Research and development expense	(6.1)	(6.2)
Restructuring (1)	(3.3)	9.5
Integration (1)	—	(0.4)
Spin costs (1)	(6.0)	(22.1)
Spin restructuring	(0.9)	(1.1)
Interest expense	(12.9)	(12.5)
Other financing items, net	0.6	2.8
Total earnings before income taxes	$94.5	$81.4
(1) See the Supplemental Schedules - Statement of Earnings Reconciliation for where these charges are recorded in unaudited Consolidated Statement of Earnings.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2015	2014
Alkaline batteries	$341.0	$327.9
Other batteries and lighting products	165.8	173.4
Total net sales	$506.8	$501.3

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended December 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2015	2014	2015	2014	2015	2014
Reported - GAAP	$94.5	$81.4	$65.5	$61.7	$1.05	$0.99
Impacts: Expense (Income)
Spin costs (1)	6.0	22.1	3.9	14.6	0.06	0.24
Spin restructuring	0.9	1.1	0.8	0.7	0.01	0.01
Restructuring (1)	3.3	(9.5)	2.1	(6.1)	0.04	(0.10)
Integration (1)	—	0.4	—	0.3	—	—
Adjusted - Non-GAAP	$104.7	$95.5	$72.3	$71.2	$1.16	$1.14
Weighted average shares - Diluted (2)					62.3	62.2

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) For the quarter ended December 31, 2014, diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Energizer Holdings, Inc. shares outstanding immediately following the spin-off.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

Net Sales
	Q1'16	% Chg	Q1'15	% Chg
North America
Net sales - prior year	$251.4		$293.3
Organic	31.5	12.5%	(39.8)	(13.6)%
Impact of currency	(3.7)	(1.4)%	(2.1)	(0.7)%
Net sales - current year	$279.2	11.1%	$251.4	(14.3)%

Latin America
Net sales - prior year	$38.3		$45.3
Organic	4.6	12.0%	0.3	0.7%
Int'l Go-to-Market	0.1	0.3%	—	—%
Change in Venezuela results	(3.1)	(8.1)%	(2.2)	(4.9)%
Impact of currency	(5.4)	(14.1)%	(5.1)	(11.3)%
Net sales - current year	$34.5	(9.9)%	$38.3	(15.5)%

EMEA
Net sales - prior year	$125.9		$135.9
Organic	9.9	7.9%	2.6	1.9%
Int'l Go-to-Market	(2.2)	(1.7)%	—	—%
Impact of currency	(15.7)	(12.6)%	(12.6)	(9.3)%
Net sales - current year	$117.9	(6.4)%	$125.9	(7.4)%

Asia Pacific
Net sales - prior year	$85.7		$94.1
Organic	1.4	1.6%	(4.2)	(4.5)%
Int'l Go-to-Market	(3.5)	(4.1)%	(0.3)	(0.3)%
Impact of currency	(8.4)	(9.8)%	(3.9)	(4.1)%
Net sales - current year	$75.2	(12.3)%	$85.7	(8.9)%

Total Net Sales
Net sales - prior year	$501.3		$568.6
Organic	47.4	9.5%	(41.1)	(7.1)%
Int'l Go-to-Market	(5.6)	(1.1)%	(0.3)	(0.1)%
Change in Venezuela results	(3.1)	(0.6)%	(2.2)	(0.4)%
Impact of currency	(33.2)	(6.7)%	(23.7)	(4.2)%
Net sales - current year	$506.8	1.1%	$501.3	(11.8)%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

Segment Profit
	Q1'16	% Chg	Q1'15	% Chg
North America
Segment Profit - prior year	$70.9		$86.3
Organic	22.6	31.9%	(14.1)	(16.3)%
Impact of currency	(2.7)	(3.8)%	(1.3)	(1.5)%
Segment Profit - current year	$90.8	28.1%	$70.9	(17.8)%

Latin America
Segment Profit - prior year	$4.7		$6.3
Organic	5.8	123.4%	3.2	50.7%
Int'l Go-to-Market	1.5	31.9%	—	—%
Change in Venezuela results	(0.5)	(10.6)%	(2.0)	(31.7)%
Impact of currency	(3.6)	(76.6)%	(2.8)	(44.4)%
Segment Profit - current year	$7.9	68.1%	$4.7	(25.4)%

EMEA
Segment Profit - prior year	$34.4		$27.8
Organic	0.5	1.5%	15.5	55.7%
Int'l Go-to-Market	(0.8)	(2.3)%	—	—%
Impact of currency	(11.1)	(32.3)%	(8.9)	(32.0)%
Segment Profit - current year	$23.0	(33.1)%	$34.4	23.7%

Asia Pacific
Segment Profit - prior year	$23.0		$26.8
Organic	2.2	9.6%	(1.2)	(4.5)%
Int'l Go-to-Market	0.9	3.9%	—	—%
Impact of currency	(6.6)	(28.7)%	(2.6)	(9.7)%
Segment Profit - current year	$19.5	(15.2)%	$23.0	(14.2)%

Total Segment Profit
Segment Profit - prior year	$133.0		$147.2
Organic	31.1	23.4%	3.4	2.4%
Int'l Go-to-Market	1.6	1.2%	—	—%
Change in Venezuela results	(0.5)	(0.4)%	(2.0)	(1.4)%
Impact of currency	(24.0)	(18.0)%	(15.6)	(10.6)%
Segment Profit - current year	$141.2	6.2%	$133.0	(9.6)%

Energizer Holdings, Inc.
Supplemental Schedules - Adjusted Comparisons Reconciliation
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

Quarter Ended December 31, 2015						% of Sales
	Sales	GM	A&P	R&D	SG&A	Sales	GM	A&P	R&D	SG&A
FY'15 - GAAP	$501.3	$233.8	$34.4	$6.2	$110.6
Adjustments (1)	—	—	—	—	(22.6)
FY'15 - Adj. GAAP	$501.3	$233.8	$34.4	$6.2	$88.0
		46.6%	6.9%	1.2%	17.6%

Impact of currency	$(33.2)	(30.0)	$(1.6)	$—	$(3.3)	(6.6)%	(3.1)%	0.1%	0.1%	0.5%
Change in Venezuela results	(3.1)	(2.4)	(0.1)	—	(1.8)	(0.6)%	(0.2)%	—%	—%	(0.3)%
Int'l Go-to-Market	(5.6)	(3.0)	(0.6)	—	(4.0)	(1.1)%	(0.1)%	—%	—%	(0.6)%
Organic	47.4	32.5	(2.0)	(0.1)	(1.2)	9.5%	1.9%	(1.0)%	(0.1)%	(1.7)%
Other						(0.1)%	0.5%	(0.1)%	—%	(0.1)%

FY'16 - Adj. GAAP	$506.8	$230.9	$30.1	$6.1	$77.7
% of Sales		45.6%	5.9%	1.2%	15.3%
Adjustments (1) (2)	—	(1.1)	—	—	6.0
FY'16 - GAAP	$506.8	$229.8	$30.1	$6.1	$83.7

(1) First quarter Fiscal 2015 SG&A as reported of $110.6 million was adjusted for Spin Costs of $22.1 million, integration costs of $0.4 million and IT enablement of $0.1 million.

(2) First quarter Fiscal 2016 SG&A as reported of $83.7 million was adjusted for Spin Costs of $6.0 million. GM as reported was adjusted for restructuring related costs of $1.1 million.

Energizer Holdings, Inc.
Supplemental Schedules - EBITDA and ADJUSTED EBITDA
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

	Q1'16	Q4'15	Q3'15	Q2'15	LTM 12/31/15	Q1'15
Net Income/(Loss)	$65.5	$23.1	$(19.6)	$(69.2)	$(0.2)	$61.7
Income Tax Expense/(Benefit)	29.0	7.0	(20.9)	(2.5)	12.6	19.7
Earnings/(loss) before taxes	$94.5	$30.1	$(40.5)	$(71.7)	$12.4	$81.4
Interest (2)	12.9	12.7	37.5	15.2	78.3	12.5
Depreciation & Amortization	7.8	8.6	10.9	11.6	38.9	10.7
EBITDA	$115.2	$51.4	$7.9	$(44.9)	$129.6	$104.6

Adjustments:
Restructuring	$3.3	$2.8	$19.4	$0.3	$25.8	$(9.5)
Spin costs	6.0	15.2	37.8	23.0	82.0	22.1
Spin Restructuring	0.9	3.1	11.7	23.2	38.9	1.1
Venezuela Deconsolidation	—	—	—	65.2	65.2	—
Share-based payments	4.6	3.9	1.8	2.2	12.5	3.2
Adjusted EBITDA	$130.0	$76.4	$78.6	$69.0	$354.0	$121.5

(1) LTM defined as the latest 12 months for the period ending December 31, 2015.

(2) Includes cost of early debt retirement of $26.7 million recorded in the third fiscal quarter of 2015.

Energizer Holdings, Inc.
Supplemental Schedules - Statement of Earnings Reconciliation
For the Quarter ended December 31, 2015
(In millions, except per share data - Unaudited)

	Q1'16	Q1'15
Sales	$506.8	$501.3
Cost of products sold - adjusted	275.9	267.5
Gross profit - adjusted	230.9	233.8
% of Net Sales	45.6%	46.6%

SG&A (Segment)	59.2	67.1
SG&A (Corporate)	16.6	17.4
SG&A (Global Marketing)	1.9	3.5
Subtotal - SG&A	77.7	88.0
% of Sales	15.3%	17.6%

Advertising and sales promotion expense (Segment)	29.8	33.6
Advertising and sales promotion expense (Global)	0.3	0.8
Subtotal - A&P	30.1	34.4
% of Sales	5.9%	6.9%

Research and development expense	6.1	6.2
% of Sales	1.2%	1.2%

Interest Expense	12.9	12.5
Other financing items, net	(0.6)	(2.8)

Restructuring	2.2	(9.6)
Restructuring (COGS)	1.1	—
Restructuring (SG&A)	—	0.1

Integration (SG&A)	—	0.4

Spin (SG&A)	6.0	22.1
Spin restructuring	0.9	1.1

Earnings before income taxes	$94.5	81.4
Income Taxes	29.0	19.7
NET EARNINGS	$65.5	$61.7

Energizer Holdings, Inc.
Supplemental Schedules - Statement of Earnings Reconciliation (Cont.)
December 31, 2015
(In millions, except per share data - Unaudited)

Cost of products sold	Q1'16	Q1'15
Cost of products sold - adjusted	$275.9	$267.5
Restructuring	1.1	—
Reported - Cost of products sold	277.0	267.5
Reported Gross Profit	$229.8	$233.8
Reported % of Net Sales	45.3%	46.6%

SG&A	Q1'16	Q1'15
Segment SG&A	$59.2	$67.1
Corporate SG&A	16.6	17.4
Global Marketing	1.9	3.5
Restructuring	—	0.1
Integration	—	0.4
Spin	6.0	22.1
Reported SG&A	$83.7	$110.6
Reported % of Net Sales	16.5%	22.1%

Restructuring	Q1'16	Q1'15
Restructuring	$2.2	$(9.6)
Restructuring (SG&A)	—	0.1
Restructuring (COGS)	1.1	—
Restructuring - subtotal	$3.3	$(9.5)

Spin	Q1'16	Q1'15
Spin (SG&A)	$6.0	$22.1
Spin restructuring	0.9	1.1
Spin - subtotal	$6.9	$23.2